EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Kintera, Inc. pertaining to the registration of 6,300,000 shares of common stock, which includes 4,500,000 shares of common stock issued to the selling stockholders in a private placement transaction and 1,800,000 shares of common stock that may be issued upon exercise of warrants issued to such selling stockholders in the private placement transaction of our reports dated March 10, 2005 with respect to the consolidated financial statements of Kintera, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Kintera, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Kintera, Inc. filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Diego, California

December 13, 2005